Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

CarrAmerica Realty Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-53751, 333-50019, 333-18451, 333-80164, and 033-72974) on Form S-3 and registration statements (No. 033-92136, 333-33313, 333-88555 and 333-88557) on Form S-8 of CarrAmerica Realty Corporation of our report dated January 27, 2004, with respect to the consolidated balance sheets of CarrAmerica Realty Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003 annual report on Form 10-K of CarrAmerica Realty Corporation. Our report refers to the implementation of a clarification of Emerging Issues Task Force Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock” and the adoption of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

/S/ KPMG LLP

Washington, DC

February 20, 2004